SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549
- -----------------------------------------------------------------



                             FORM 8-K

                         CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
                the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  May 18, 1995
                                                  (May 15, 1995)

                     TrustCo Bank Corp NY
     ---------------------------------------------------
    (Exact name of registrant as specified in its charter)


                            New York
                ----------------------------------
         (State or other jurisdiction of incorporation)


            0-10592                    14-1630287
 (Commission File Number)             (IRS Employer
                                     Identification No.)


      192 Erie Boulevard, Schenectady, New York     12305
    --------------------------------------------------------
     (Address of principal executive offices)     (Zip Code)

     Registrant's telephone number, including area code:
                     (518) 377-3311












Item 5.   Other Events

     On May 15, 1995, TrustCo Bank Corp NY ("TrustCo") issued a press release with details of the May 15, 1995, Annual Meeting of Shareholders. On May 16, 1995, TrustCo Bank Corp NY issued a press release announcing the 1995 first quarter cash dividend. Attached is a copy of each press release as Exhibits 99(a) and 99(b) respectively and incorporated herein by reference.




                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  May 18, 1995

                                   TrustCo Bank Corp NY
                                   (Registrant)


                           By:      /s/Robert T. Cushing
                                    ----------------------
                                      Robert T. Cushing
                                      Vice President and
                                      Chief Financial Officer







                    EXHIBIT INDEX

The following exhibits are filed herewith:


     Reg S-K Exhibit No         Description
     ------------------         -----------
     99(a)                      Press Release of May 15, 1995
                                regarding Annual Meeting of
                                Shareholders.

     99(b)                      Press Release of May 16, 1995
                                declaring first quarter 1995
                                cash dividend.





                                             Exhibit 99(a)


Contact:   William F. Terry
           Senior Vice President and Secretary
           518-381-3611


FOR IMMEDIATE RELEASE:



      TRUSTCO BANK CORP NY ANNUAL MEETING:
      "ANOTHER RECORD YEAR FOR THE BANK"



Schenectady, New York, May 15, 1995 - Stating that "1994 was another record year here at TrustCo," Robert A. McCormick, TrustCo Bank Corp NY President and CEO, commenced the bank's Annual Meeting of Shareholders. The meeting was conducted at Glen Sanders Mansion, One Glen Avenue, Scotia.

"Everything went just about as planned," McCormick continued.
"All of the ratios that relate to earnings per share, net income, and return on shareholder equity were right where we predicted they would be a year ago."

McCormick stated that the bank is right on target for a net profit in excess of $25 million this year, and 1995 per share earnings should be around $1.74. He predicted that 1996 net income would be in excess of $28 million.

"It is important for management and the Board of the Company to go back to basics from time to time and reconfirm our acceptance of return on equity as the most important ratio in our arsenal," McCormick stated. "Return on equity for 1995 will be 18%, and we expect to keep it there going forward, unless an acquisition that is beneficial to shareholders brings about a reason to change it." He stressed that an 18% return stands up in any market.

Turning to TrustCo's future, McCormick explained that the bank plans to grow from $2 billion to $3 billion over the course of the next 6-7 years. "We expect this growth will be accomplished through a combination of additional branches and selected acquisitions, though there is nothing serious perking at this moment," he said.

McCormick pointed out that the bank's efficiency level of 41% is unquestionably world-class, and the best in the Capital Region. He added that, "In spite of what we read in the papers, our Capital Region is still a fine place to do business. Our past conservative practices have served us well and there is no reason to change them. The simple retail product mix we provide, accompanied by a strong commercial capacity, seem to be the best menu for the future."

In closing, McCormick said "I look forward to a future that is as productive as our past."

TrustCo Bank Corp NY is a $2 billion bank holding company, and through its subsidiary bank, Trustco Bank, National Association, operates 45 bank offices in Albany, Columbia, Greene, Rensselaer, Saratoga, Schenectady, Warren and Washington counties. In addition, the bank operates a full service Trust Department and has $634 million of assets under management. The common shares of the Company are traded on NASDAQ - National Market System, under the ticker symbol TRST.

                       # # # #



                                                Exhibit 99(b)

Contact:  William F. Terry
          Senior Vice President and Secretary
          518-381-3611



FOR IMMEDIATE RELEASE:


                 TRUSTCO DECLARES DIVIDEND


    Schenectady, New York - May 16, 1995


On May 16, 1995 the Board of Directors of the Company declared a quarterly dividend of $0.275 per share, payable
July 3, 1995, to the shareholders of record at the close of business on June 9, 1995.

TrustCo is a $2 billion bank holding company and through its subsidiary, Trustco Bank New York, operates 45 banking offices in Albany, Columbia, Greene, Rensselaer, Saratoga, Schenectady, Warren, and Washington counties. The common shares of the Company are traded on NASDAQ - National
Market System, under the ticker symbol - TRST.

                             # # # #